                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Popular, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 27, 1999

                              --------------------

To the Stockholders of Popular, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Popular, Inc. (the "Meeting") for the year 1999 will be held at 10:00 a.m. on Tuesday, April 27, 1999, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, to consider and act upon the following matters:

         (1)      To elect seven (7) directors of Popular, Inc. (the
         "Corporation") for a three-year term;   and

         (2) To transact any and all other business as may be properly brought before the Meeting or any adjournments thereof. Management at present knows of no other business to be brought before the Meeting.

         Stockholders of record at the close of business on March 8, 1999, are entitled to notice of and vote at the Meeting.

         You are cordially invited to attend the Meeting. Whether you plan to attend or not, please sign and return the enclosed proxy so that the Corporation may be assured of the presence of a Quorum at the Meeting. A postage-paid envelope is enclosed for your convenience. FOR THE FIRST TIME THIS YEAR YOU CAN VOTE BY TELEPHONE OR BY INTERNET, FOR FURTHER DETAILS PLEASE REFER TO THE ENCLOSED PROXY CARD.

         San Juan, Puerto Rico, March 22, 1999.


                                            By Order of the Board of Directors,


                                                    SAMUEL T. CESPEDES
                                                        Secretary

                                 POPULAR, INC.
                                P.O. BOX 362708
                        SAN JUAN, PUERTO RICO 00936-2708

                               -----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY APRIL 27, 1999

                               -----------------

         This Proxy statement is furnished in connection with the solicitation by the Board of Directors of Popular, Inc. (the "Corporation") of Proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m. on Tuesday, April 27, 1999, on the third floor of the Centro Europa Building, in Santurce, Puerto Rico, and any adjournments thereof. Enclosed with this Proxy Statement is the Annual Report, including the financial statements for the year ended December 31, 1998, duly certified by PricewaterhouseCoopers as independent public accountants. This Proxy Statement, the enclosed Annual Report, the Notice of Annual Meeting of Stockholders and the form of proxy are being sent to stockholders on or about March 22, 1999.

         Properly executed proxies received by the Secretary of the Corporation will be voted at the Meeting in accordance with the instructions which appear therein and for the purposes indicated on the Notice of Meeting. The Board of Directors does not intend to present any business at the Meeting other than those included in the Notice of Meeting. The Board of Directors at this time knows of no other matters which may come before the Meeting. However, if any new matters requiring the vote of the stockholders properly come before the Meeting, proxies may be voted with respect thereto in accordance with the best judgement of Proxyholders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

                            SOLICITATION OF PROXIES

         In addition to solicitation by mail, management may participate in the solicitation of Proxies by telephone, personal interviews or otherwise. The Board of Directors has engaged the firm of Georgeson & Company Inc. to aid in the solicitation of Proxies. The cost of solicitation will be borne by the Corporation and is estimated at $6,500.

                             REVOCABILITY OF PROXY

         Any stockholder giving a proxy has the power to revoke it before the proxy is exercised. The grantor may revoke the proxy by claiming at the Meeting the right to vote by himself the shares of stock registered in his name or by notice of revocation in writing to the President or Secretary of Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised.

                               VOTING SECURITIES

         The only outstanding voting securities of the Corporation are its shares of common stock, each share of which entitles the holder thereof to one vote. Only common stockholders of record at the close of business on March 8, 1999 (the "Record Date"), will be entitled to vote at the Meeting and any adjournments thereof. On the Record Date there were 135,709,287 shares of common stock of Popular, Inc. outstanding. The shares covered by any such proxy that are properly executed and received by management before 10:00 a.m. on the day of the Meeting will be voted.

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Corporation as members of the vote-counting committee for the Meeting. For purposes of determining quorum, the members of the vote-counting committee will treat abstentions and brokers non-votes as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated in the proxy that it does not have discretionary authority to vote on a particular matter. As to the election of Directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Directors will be elected by a majority of the votes cast. Therefore, abstention and broker non-votes will not have an effect on the election of directors of the Corporation.

                             PRINCIPAL STOCKHOLDERS

         Following is the information, to the extent known by the persons on whose behalf this solicitation is made, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation's voting securities.


                                                                          Amount and nature            Percent
                                                                           of beneficial                  of
Title of Class       Name and address of beneficial owner                   ownership (1)              Class(2)
--------------       ------------------------------------                   -------------              --------

 Common              Banco Popular de Puerto Rico (the "Bank")
                      As Trustee for Banco Popular de Puerto
                      Rico Retirement Plan                                     5,672,860

                     The Bank as Trustee for the Profit Sharing Plan
                      for the Employees of Banco Popular de Puerto
                      Rico                                                     5,320,208
                                                                              ----------
                                                                              10,993,068 (3)             8.1005

 Common              State Farm Mutual Automobile Insurance
                      Company                                                  6,836,524 (4)             5.0376

-------------
(1)      As of February 26, 1999.
(2)      Based on 135,709,287 shares of common stock outstanding.
(3) The Bank, as Trustee, administers both Plans through their Administrative Committees, with sole voting and investment power.
(4) On January 29, 1999 State Farm Mutual Automobile Insurance Company ("State Farm") and affiliated entities filed a joint statement on
         Schedule 13-G with the Securities and Exchange Commission reflecting its holdings as of December 31, 1998. According to said statement, State Farm and its affiliates might be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. State Farm and its affiliates could also be deemed to be the beneficial owners of 6,836,524 shares of Popular, Inc. However, State Farm and each such affiliate disclaim beneficial ownership as to all shares as to which each such person has no right to receive the proceeds of sale of the shares, and also disclaim that they constitute a "group".

                    SHARES BENEFICIALLY OWNED BY DIRECTORS,
               NOMINEES AND EXECUTIVE OFFICERS OF THE CORPORATION

         Following is the information, as of February 26, 1999, as to equity securities of the Corporation beneficially owned by all current directors, nominees, the most highly compensated Executive Officers of the Corporation who are not directors and the total owned by directors, nominees and all Executive Officers of the Corporation as a group:

                                  COMMON STOCK


                                   Title              Amount and Nature              Percent of
  Name                            of class         of Beneficial Ownership            class (1)
  ----                            --------        ------------------------           ----------

Alfonso F. Ballester ..........    Common                1,379,536 (3)                 1.0165
Juan J. Bermudez ..............    Common                  370,595 (4)                  .2731
Francisco J. Carreras .........    Common                   14,757                      .0109
Richard L. Carrion ............    Common                1,054,937 (5)                  .7774
David H.  Chafey Jr ...........    Common                   80,198 (6)                  .0591
Luis E. Dubon Jr ..............    Common                1,510,453 (7)                 1.1130
Antonio Luis Ferre ............    Common                2,915,159 (8)                 2.1481
Hector R. Gonzalez ............    Common                  584,858 (9)                  .4310
Jorge A. Junquera .............    Common                   48,903 (10)                 .0360
Manuel Morales Jr .............    Common                  719,293 (11)                 .5300
Alberto M. Paracchini .........    Common                  112,953 (12)                 .0832
Francisco M. Rexach Jr ........    Common                  153,526 (13)                 .1131
J. Adalberto Roig Jr ..........    Common                  476,221 (14)                 .3509
Felix J. Serralles Jr .........    Common                  359,660 (15)                 .2650
Julio E. Vizcarrondo Jr .......    Common                1,144,449 (16)                 .8433
Maria Isabel P. de Burckhart...    Common                   57,105                      .0421
Roberto R. Herencia ...........    Common                   12,334                      .0091
Larry B. Kesler ...............    Common                   40,213                      .0296
Humberto Martin ...............    Common                   67,752                      .0499
Emilio E. Pinero ..............    Common                   32,445                      .0239
Carlos Rom Jr .................    Common                   23,875 (17)                 .0176
Carlos J. Vazquez .............    Common                  100,129 (18)                 .0738

All Directors and Executive
 Officers of the Corporation
 as a group.................       Common               11,259,351                     8.2967


                                PREFERRED STOCK

                                 Title                   Amount and Nature              Percent of
   Name                         of class              of Beneficial Ownership            class (2)
 ------                         --------              -----------------------           ----------

Luis E. Dubon Jr ...........   Preferred                     7,825(19)                     .1956
Alberto M. Paracchini ......   Preferred                     7,000                         .1750
Carlos J. Vazquez ..........   Preferred                     4,568(20)                     .1142

All Directors and Executive
 Officers of the Corporation
 as a group ...............    Preferred                    19,393                         .4848


(1)      Based on 135,709,287 shares of common stock outstanding.
(2)      Based on 4,000,000 shares of preferred stock outstanding.
(3) Mr. Ballester owns 1,375,536 shares and has indirect investment power over 4,000 shares owned by his wife. Excludes 1,187,988 shares owned by his sister, as to all of which shares Mr. Ballester disclaims indirect voting power.
(4) Excludes 12,443 shares owned by his wife, as to which Mr. Bermudez disclaims indirect voting power.
(5) Mr. Carrion owns 283,245 shares and also has indirect investment power over 24,268 shares owned by his children. Junior Investment
         Corporation owns 4,288,150 shares of the Corporation. Mr. Carrion owns 17.43% of the shares of said corporation.
(6) Mr. Dubon owns 82,560 shares and has a power of attorney over 115,816 shares owned by his wife, over 76,263 shares held in trust for his children and 1,235,814 shares owned by various corporations and members of his family in which Mr. Dubon has direct or indirect ownership.
(7) Mr. Ferre has indirect investment and voting power and claims beneficial ownership of 2,915,159 shares of the Corporation. Mr. Ferre owns 2,097 shares and has indirect investment and voting power over 513,880 shares owned by Alfra Investment Corp., 3,200 shares owned by South Management, Inc. and 400 shares owned by his wife. Mr. Ferre owns 85.12% of Ferre Investment Fund, Inc., which owns 950,870 shares of the Corporation. Mr. Ferre also owns 64.39% of the shares of El
         Dia, Inc., and has indirect voting power over Alfra Investment Corp., which owns 19.10% of El Dia, Inc., which owns in turn 1,444,712 shares of the Corporation.
(8) Mr. Gonzalez owns 555,506 shares and has voting and investment power over 29,352 shares of the Corporation owned by TPC Financial Services, Inc. of which he is President and Chief Executive Officer.
(9) Mr. Junquera owns 48,206 shares and has indirect investment power over 207 shares owned by his wife and over 490 shares owned by his daughter.
(10) Mr. Morales owns 319,185 shares and has voting power over 400,108 shares owned by his parents, as their attorney-in-fact.
(11) Excludes 1,264 shares owned by his wife, as to which Mr. Paracchini disclaims beneficial ownership.
(12) Mr. Rexach owns 76,526 shares and has indirect voting power over 63,000 shares owned by his mother, as her attorney-in-fact, and over 14,000 shares held by Capital Assets, Inc. as President and shareholder.
(13) Mr. Roig owns 451,033 shares and has indirect voting power over 25,188 shares owned by his wife.
(14) Mr. Serralles owns 226,752 shares, and has indirect voting power over 10,292 shares owned by his wife. Mr. Serralles owns 100% of the shares of each of Capitanejo, Inc. and Fao Investments, Inc., which own 117,020 and 5,596 shares, respectively, of the Corporation.
(15) Mr. Vizcarrondo owns 201,627 shares and has indirect voting power over 183,391 shares owned by his wife. Mr. Vizcarrondo's wife owns 17.71%
         of the shares of Junior Investment Corporation, which owns 4,288,150 shares of the Corporation. Mr. Vizcarrondo has indirect voting and investment power over 920 shares held in trust by Vicar Enterprises, Inc. for the benefit of his children, for which he disclaims beneficial ownership. Mr. Vizcarrondo also disclaims beneficial ownership over 129,214 shares owned by DMI Pension Trust, where he serves as trustee and member of the investment committee. Excluded also are 11,882 shares owned by Mr. Vizcarrondo as trustee of the Suarez Toro Trust, which owns said shares of the Corporation, of which he disclaims beneficial ownership.
(16) Mrs. Burckhart owns 54,174 shares and has indirect voting power over 2,931 held by her husband as custodian for her daughters.
(17) Mr. Rom owns 23,254 shares and has indirect voting power over 142 shares owned by his wife and 479 shares held by him as custodian for various members of his family.
(18) Mr. Vazquez owns 7,469 shares and has investment authority over 92,660 shares held by various family members.
(19) Mr. Dubon owns 1,450 preferred shares, and has indirect voting power over 5,875 preferred shares held in trust by Mr. Luis E. Dubon Jr. for several persons. Mr. Dubon also has indirect ownership over 500 preferred shares owned by Fundacion Gogui, Inc.
(20) Mr. Vazquez has investment authority over 4,568 preferred shares held by various family members.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and named executive officers to file with the Securities and Exchange Commission (SEC) reports of ownership and changes in ownership of common stock of the Corporation. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, during the 1998 year, all filing requirements applicable to its officers and directors were complied with except for one report, covering one transaction, which was filed late by Salustiano Alvarez Mendez, Director and by Carlos Rom, Jr., Executive Vice President of the Corporation, respectively.


                       BOARD OF DIRECTORS AND COMMITTEES
                             ELECTION OF DIRECTORS

         The Certificate of Incorporation and the Bylaws of the Corporation establish a classified Board of Directors pursuant to which the Board of Directors is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected.

         At the Meeting, seven (7) directors assigned to "Class 3" are to be elected until the 2002 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The remaining eight directors of the Corporation will serve as directors, as follows: until the 2000 Annual Meeting of Stockholders of the Corporation, in the case of those three directors assigned to "Class 1", and until the 2001 Annual Meeting of Stockholders, in the case of those five directors assigned to "Class 2", or in each case until their successors are duly elected and qualified.

         Mr. Salustiano Alvarez Mendez resigned to the Board of Directors of the Corporation as of April 23, 1998 and rejoined the Board of Directors of the Bank as of the same date. Mr. Alvarez decision is not due to disagreement with the Corporation or with any matter relating to the Corporation's operation.

         The people named as proxies in the accompanying Form of Proxy have advised the Corporation that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies FOR the election of the seven nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board of Directors may propose. The Corporation has no knowledge that any nominee will become unavailable for election.

         Information relating to principal occupation and business experience during the past five (5) years (including position held with the Corporation or the Bank), age and the period during which each director has served is set forth below.

                       NOMINEES FOR ELECTION AS DIRECTORS
                               CLASS 3 DIRECTORS
                            (TERMS EXPIRING IN 2002)


         Juan J. Bermudez: (61 years), Director of the Corporation since 1990. Electrical Engineer. Partner of Bermudez and Longo, S.E., Decemcor, S.E., Unicenter, S.E., Unieast, S.E., Unigardens, S.E., Baldwin Development, S.E., Tivoli, S.E., Clearview, S.E., Placid Park, S.E. and PCME Commercial, S.E. Principal Stockholder and Director of BL Management, Corp., Paseomar Corp.,
PCME Development, Inc., G.S.P. Corp., Unimanagement Corp., LBB Properties, Inc. and Homes Unlimited Corp. Chairman of the Trust Committee of the Bank. Director of the Bank since 1985.

         Francisco J. Carreras: (66 years), Director of the Corporation since 1990. Former professor of the University of Puerto Rico. Former President of the Catholic University of P.R. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Executive Director of Fundacion Angel Ramos, Inc. Chairman of the Community Reinvestment Committee of the Bank. Director of the Bank since 1979.

         Richard L. Carrion: (46 years), Director of the Corporation since 1990. Chairman, President and Chief Executive Officer ("CEO") of the Corporation, and the Bank. Chairman of Popular International Bank, Inc., Popular North America, Inc. and Banco Popular North America. Chairman of the Board of Trustees of Fundacion Banco Popular, Inc. Director of Equity One, Inc., Popular Finance, Inc., Popular Leasing & Rental, Inc., Popular Mortgage, Inc. and Popular Securities Incorporated. Member of the International Olympic Committee. President of the Puerto Rico Olympic Trust and Member of the Puerto Rico Olympic Committee. Member of the Board of Directors of the Federal Reserve Bank of New York, of Bell Atlantic Corporation (a registered public company) and member of the Benefits & Human Resources Committee of Bell Atlantic Corporation. Member of the Board of Trustees of the Puerto Rico Committees for Economic Development. Member of Board of Directors and Compensation Committee of Pueblo Xtra International, Inc. until March 31, 1995. Former Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III, IV, V (1994 to December 1998) and of Puerto Rico Tax-Free Target Maturity Fund, Inc. I (1996 to December 1998) and II (1997 to December 1998). Former Chairman and President of Puerto Rico Investors Flexible Allocation Fund (December 1998 to January 1999). Former Member of the Board of the National Museum of American History, Smithsonian Institution (November 1997 to December 1998). Chairman of the Executive Committee of the Corporation. Director of the Bank since 1982.

         David H. Chafey Jr.: (45 years), Director of the Corporation since 1996. Supervisor of Bank's Retail Banking Group since January 1996. Supervisor of the Financial Management Group and U.S. Operations until December 1995. Senior Executive Vice President since October 1995. Chairman of Popular Securities Incorporated until January 1996. Executive Vice President and Director of Popular International Bank, Inc. and Popular North America, Inc. President of Popular International Bank, Inc. and Popular North America, Inc. until December 1995. Director of Equity One, Inc., Popular Mortgage, Inc., Popular Leasing & Rental, Inc., Popular Securities Incorporated and Banco Popular North America. Chairman of the Board of Popular Finance, Inc. Chairman of the Board of Puerto Rico Telephone Authority from 1993 thru 1997. Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III, IV, V, of Puerto Rico Tax-Free Target Maturity Fund, Inc. I and II and of Puerto Rico Investors Flexible Allocation Fund since January 1999. Chairman of the Board of Grupo Guayacan, Inc. President of the San Jorge Children's Research Foundation, Inc. Member of the Board of United Way of Puerto Rico, National Parks Conservation Trust of Puerto Rico, of Governor's Economic Council on Productivity and the Steering Committee of Private Capital of Puerto Rico. Member of the Finance Committee of Colegio San Ignacio and Vice President of the Puerto Rico Bankers Association. Director of the Bank since 1994.

         Antonio Luis Ferre: (65 years), Director of the Corporation since 1984. Vice Chairman of the Board of Directors of the Corporation and the Bank. Chairman of the Board of Puerto Rican Cement Co., Inc. (a registered public company), manufacturers of cement and allied products. President and Editor of El Dia, Inc., a newspaper publishing company. Director of Metropolitan Life Insurance Company (a registered company under the Investment Company Act of
1940) until December 1995. Director of Pueblo Xtra International, Inc. until March 1995. Director of Pueblo Xtra Supermarkets until 1995. Director of American Airlines until 1994. Director of Banco de Ponce from 1959 to 1990. Director of the Bank since 1990.

         Alberto M. Paracchini: (66 years), Director of the Corporation since 1984. Former Chairman of the Board of Directors of the Corporation and the Bank. Former Chairman of Popular North America, Inc., Equity One, Inc., Popular Finance, Inc. and Popular Leasing & Rental, Inc. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Chairman of the Board of Trustees, Sacred Heart University in San Juan, Puerto Rico. Director of Puerto Rican Cement Co., Inc. (a registered public company). Director of HDA Management Associates. Director of Equus Management Co., Inc. and Managing General Partner of Equus Gaming Co., L.P. (a registered public company). Director of Equus Entertainment Corporation, a subsidiary of Equus Gaming Co., L.P. (registered public company) and of Venture Capital Fund, Inc. Executive Officer of the Corporation from 1984 to April 1993. Director of Banco de Ponce from 1959 to 1990. Director of the Bank since 1990.

         Felix J. Serralles Jr.: (64 years), Director of the Corporation since 1984. President and Chief Executive Officer of Destileria Serralles, Inc., manufacturers and distributors of distilled spirits, and of its affiliate Mercedita Leasing, Inc. Director of Banco de Ponce from 1966 to 1990. Director of the Bank since 1990.


                               CLASS 2 DIRECTORS
                            (TERMS EXPIRING IN 2001)

         Luis E. Dubon Jr.: (64 years), Director of the Corporation since 1984. Attorney-at-Law and Investor. Partner of the law firm Dubon & Dubon. Director and stockholder of D Group Capital Corporation, TL Group Corporation, Delta Maintenance Services Inc. Director and partner of D Group Equity Holding Associates, S. en C. por A., S.E., and D Group Commercial Equities Associates
S. en C. por A., S.E. Director of American Investment Corp., Fundacion Gogui, Inc., Carite Resorts Associates, S.en C. por A., S.E., Carite Resorts GP, Inc., Carolina Developers Associates, S.en C. por A., S.E., Contorno Developers Associates, S. en C. por A., S.E., Contorno Developers GP, Inc., D Group Commercial Equities GP, Inc., D Group Equities Management Services, Inc., D Group Equity Holding GP, Inc., D Group Realty Services, Inc., Delta Engineering Services, Inc., Delta Parking System Corporation, Dubon Corporation, Executive Habitats, Inc., Galeria del Condado Associates, S.en C. por A., S.E., Galeria del Condado GP, Inc., Imporexco, Inc., Lujoma Corporation, Marina Developers (Carolina) GP, Inc., Mercantil Caguax Associates, S. en C. por A., S.E., Mercantil Caguax GP, Inc., Mercantil Mayaguez Associates, S. en C. por A., S.E., Mercantil Mayaguez GP, Inc., Mercantil Pinero Associates, S. en C. por A., S.E., Mercantil Pinero GP, Inc., Mercantil San Patricio Associates, S. en
C. por A., S.E., Mercantil San Patricio GP, Inc., Metro Center Associates, S. en C. por A., S.E., Metro Center GP Corporation, Plaza Bellas Artes GP, Inc., Plaza Bellas Artes Associates Uno S. en C. por A., S.E., Plaza Bellas Artes GP, Inc. Uno, Plaza Bellas Artes Associates Dos S. en C. por A., S.E., Plaza Bellas Artes Associates Tres S. en C. por A., S.E., Plaza Bellas Artes Associates IV,
S. en C. por A., S.E., Plaza del Condado Associates, S. en C. por A., S.E., Plaza del Condado GP, Inc., Portilla Corporation, Puerta del Condado Associates, S. en C. por A., S.E., Puerta del Condado GP, Inc., Resort Equities Developers GP, Inc., San Jose Building Associates, S. en C. por A., S.E., San Jose Building GP, Inc., Title & Corporate Services Corporation and San Jose Development, Inc. Director of Banco de Ponce from 1973 to 1990. Director of the Bank since 1990.

         Hector R. Gonzalez: (65 years), Director of the Corporation since 1984. President and Chief Executive Officer of TPC Communications of PR, Inc., owner and operator of cable television systems. President and Chief Executive Officer of TPC Financial Services, Inc., TPC Cable Media, TelePonce Cable TV and Telecell Systems. Director of Damas Foundation, Inc. Director of Popular Finance, Inc. and Popular Mortgage, Inc. Director of Banco de Ponce from 1973 to 1990. Director of the Bank since 1995.

         Manuel Morales Jr.: (53 years), Director of the Corporation since 1990. President of Selarom Capital Group, Inc. President of Parkview Realty, Inc., of the Atrium Office Center, Inc., of HQ Business Center P.R., Inc., of Executrain of Puerto Rico and of Office & Home, Inc. Honorary General Consul of Japan in San Juan, Puerto Rico. Trustee of Sacred Heart University in San Juan, Puerto Rico, of the Caribbean Environmental Development Institute and of Fundacion Angel Ramos, Inc. Member of the Board of Directors of Better Business Bureau. Member of the National Advisory Council-United States Small Business Administration. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Chairman of the Audit Committee of the Corporation and the Bank. Director of the Bank since 1978.

         Francisco M. Rexach Jr.: (61 years), Director of the Corporation since 1990. President of Ready Mix Concrete, Inc. a subsidiary of PRCC (a registered public company) until September 1997. President of Capital Assets, Inc. and of Rexach Consulting Group. Director of Popular Leasing & Rental, Inc., Banco Popular North America and Banco Gerencial y Fiduciario Dominicano, S.A. Chairman of the Human Resources and Compensation Committee of the Bank and of Banco Gerencial y Fiduciario Dominicano, S.A. Director of the Bank since 1984.

         Julio E. Vizcarrondo Jr.: (64 years), Director of the Corporation since 1990. Civil Engineer. President, Partner and Chief Executive Officer of Desarrollos Metropolitanos, S.E., VMV Enterprises Corp., Resort Builders, S.E., Metropolitan Builders, S.E., Institutional Builders, S.E., corporations engaged in the development and construction of residential, commercial, industrial and institutional projects in Puerto Rico. Director of the Bank since 1984.



                               CLASS 1 DIRECTORS
                            (TERMS EXPIRING IN 2000)


         Alfonso F. Ballester: (69 years), Director of the Corporation since 1990. Vice Chairman of the Board of Directors of the Corporation and the Bank. President of Ballester Hermanos, Inc. (Wholesale of provisions and liquors). Director of Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Equity One, Inc., Popular Securities Incorporated and Popular Leasing & Rental, Inc. Chairman of the Commercial Credit Committee of the Bank. Director of the Bank since 1975.

         Jorge A. Junquera: (50 years), Director of the Corporation since 1990. Supervisor of the Financial Management Group, the U.S. Operations and the Caribbean and Latin America Expansion Group since January 1996. Supervisor of the Bank's Retail Banking Group until December 1995. Senior Executive Vice President since October 1995. President and Director of Popular International Bank, Inc. and Popular North America, Inc. since January 1996. Director of Banco Gerencial y Fiduciario Dominicano, S.A. Director and President of Banco Popular North America. Director of Equity One, Inc., Popular Finance, Inc., Banco Popular, N.A. (Texas), Popular Mortgage, Inc. and Popular Leasing & Rental, Inc. Chairman of the Board of Popular Securities Incorporated. President of Puerto Rico Tourism Company until February 1997 and President of Hotel Development Co. Director of YMCA. Director of the Bank since 1990.

         J. Adalberto Roig Jr.: (68 years), Director of the Corporation since 1997. Chairman of the Board of Antonio Roig Sucesores, Inc., Desarrollos Agricolas del Este, S.E., Desarrollos Roig, S.E. and El Ejemplo, S.E. President of Jarofe Investment, Inc., Ferrocarriles del Este and of East Porto Rico Sugar Co. Chairman of the Investment Committee of the Bank. Chairman of the Board and President of Roig Commercial Bank until June 1997.



                              STANDING COMMITTEES

         The Board of Directors of the Corporation met on a monthly basis during 1998. All directors except Antonio Luis Ferre attended 75% or more of the meetings of the Board of Directors and the committees of the Board of Directors on which such directors served.

         The Corporation's Board of Directors has a standing Audit and Executive Committee. The Board of Directors of the Bank, the principal subsidiary of the Corporation, has a standing Human Resources and Compensation Committee that may review compensation matters for the Corporation. There is no standing Nominating Committee but the Executive Committee charter provides that said Executive Committee may exercise the power to nominate directors. However, in the past the Executive Committee has not exercised such function and nominations have been made by the Board of Directors. Information regarding the Audit and Human Resources Committees follows:

AUDIT COMMITTEE

         The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation, and compliance with applicable laws and regulations. The Committee meets with the Corporation's independent external auditors to review their audit procedures, the report on their examination of the Corporation's financial statements, and their comments on the system of internal controls. Also, the Committee oversees the internal audit function and reviews the reports prepared by the Auditing Division on their examinations of the operating and business units and for any other special examinations that may be required. The Committee held four meetings during the fiscal year ended December 31, 1998.

         The Committee  members during 1998 were:  Juan J. Bermudez,  Francisco
J. Carreras, Luis E. Dubon Jr., Manuel Morales Jr., Alberto M. Paracchini and Julio E. Vizcarrondo Jr. None of the members of the committee are officers or employees of the Corporation or any of its subsidiaries.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

         The functions of the Human Resources and Compensation Committee include reviewing the compensation and benefits of management and employees, reviewing the policies related to the performance and compensation of management and employees, and reviewing the long-range planning for executive development and succession. The Committee held one meeting during the fiscal year ended December 31, 1998.

         The Committee members during 1998 were: Juan A. Albors, Salustiano Alvarez Mendez, Esteban D. Bird, Hector R. Gonzalez, Alberto M. Paracchini and Francisco M. Rexach Jr. None of the members of the Committee are officers or employees of the Corporation or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

         Directors who are not employees of the Corporation and its subsidiaries were entitled to a $12,000 annual retainer. The Board of Directors of the Corporation has a Stock Deferment Plan, pursuant to which each outside director of the Corporation is given the option to defer all or a portion of the $12,000 annual retainer. The deferred portion, plus an additional amount of $0.25 for each dollar so deferred, being applied toward the purchase in the open market of shares of the Corporation's common stock on behalf of the director, with the certificates representing such shares to be retained by the Corporation until the director's term in every Board terminates. In addition, each director shall have the right to vote and to receive any dividends payable on the shares held for said director under the Plan, but no such shares shall be sold, transferred, assigned, pledged or in any other way encumbered by the director until the certificates representing such shares are delivered to the director. In the event that a director is removed for cause from office by appropriate corporate action or under authority of law, said director (1) shall be obligated to sell to the Corporation all of the shares acquired with the deferred retainer amount at a price equal to the lower of (a) the actual cost of the purchase of said shares and (b) the market price of said shares on the date the director was discharged, and (2) shall forfeit to the Corporation all of the shares purchased with any additional contribution. In addition directors receive $750 for attending each Board of Directors' meeting, $1,000 for attending each Executive Committee meeting and $500 for attending each of the other committee meetings. Directors who are employees do not receive fees for attending Board of Directors and committee meetings.

                               EXECUTIVE OFFICERS

         The following table sets forth the names of the executive officers (the "Executive Officers") of the Corporation including their age, business experience during the past five (5) years and the period during which each such person has served as an Executive Officer of the Corporation or the Bank.

         Richard L. Carrion: (46 years), Chairman, President and CEO of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Director's section.

         Jorge A. Junquera: (50 years), Senior Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Director's section.

         David H. Chafey, Jr.: (45 years), Senior Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. For information about principal occupation and business experience during the past five years please refer to the Board of Director's section.

         Maria Isabel P. de Burckhart: (50 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Administration Group. Executive Vice President of the Bank since January 1990. Executive Vice President of Popular North America, Inc. Member of the Board of Trustees of Fundacion Banco Popular, Inc. Member of the Board of Directors of Fundacion Ana G. Mendez and of Puerto Rico Community Foundation. Member of the Board of Directors of the Puerto Rico Convention Bureau from 1993 through October 1998.

         Roberto R. Herencia: (39 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1997. Head of the Corporation's U.S. business expansion. Executive Vice President since January 1997. Director of Popular North America, Inc., Equity One, Inc. and Banco Popular, N.A. (Texas). Director and Chief Operations Officer of Banco Popular North America. Senior Vice President from December 1991 to December 1996.

         Larry B. Kesler: (61 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Individual Credit Group and the Virgin Islands Region. Executive Vice President of the Bank since January 1990. Chairman of the Board of Directors of Equity One, Inc., Popular Leasing & Rental, Inc. and Popular Mortgage, Inc. Director of Popular Finance, Inc.

         Humberto Martin: (53 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1986. Supervisor of the Operations Group. Director of ATH Dominicana, S.A. Executive Vice President of the Bank since November 1986. Executive Vice President of Popular North America, Inc.

         Emilio E. Pinero: (50 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1990. Supervisor of the Commercial Banking Group. Executive Vice President of the Bank since January 1990. Director of Popular Mortgage, Inc. and of Popular Leasing & Rental, Inc. Executive Vice President of Popular North America, Inc. Member of the Board of Trustees of American Red Cross. Member of the Board of Trustees of Fundacion Felisa Rincon de Gautier and of Jane Stern Community Library Foundation.

         Carlos Rom Jr.: (42 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1997. Head of the Corporation's Caribbean and Latin America business expansion. Executive Vice President since January 1997. Director of ATH Dominicana, S.A. and of Banco Gerencial y Fiduciario Dominicano, S.A. Chairman of the Board of Directors of ATH Costa Rica, S.A. Senior Vice President from September 1995 to December 1996. Director of Marchand-ICS Group, Inc. and of McConnell Consulting. Vice President and General Manager of Pizza Hut, a division of Pepsi Co., Inc. from July 1994 to September 1995.

         Carlos J. Vazquez: (40 years), Executive Vice President of the Corporation. Executive Officer of the Corporation since 1997. Supervisor of the Corporation's Risk Management Group. Executive Vice President since March 1997. Director of Equity One, Inc., Popular Securities Incorporated and Popular North America, Inc. Vice President of J.P. Morgan & Co. Incorporated, of Morgan Guaranty Trust Co. of N.Y., of J.P. Morgan Securities Ltd., of J.P. Morgan Securities, Inc. and of J.P. Morgan Venezuela, S.A. from 1982 to 1997.

         Samuel T. Cespedes: (62 years), Secretary of the Board of Directors. Attorney-at-Law. Proprietary partner of the law firm McConnell, Valdes. Secretary of the Board of Directors of the Corporation and the Bank since 1991. Secretary of the Board of Directors of Popular North America, Inc., Equity One, Inc., Popular Leasing & Rental, Inc. and Popular Finance, Inc.

                              FAMILY RELATIONSHIPS

         Mr. Richard L. Carrion, Chairman of the Board, President and CEO of the Corporation and the Bank, is brother-in-law of Mr. Julio E. Vizcarrondo Jr., Director. Mr. Alfonso F. Ballester, Director, is brother-in-law of Mr. Hector R. Gonzalez, Director. Mr. J. Adalberto Roig Jr., Director, is first cousin of Mr. Antonio Luis Ferre, Director.

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

         During 1998 the Bank engaged the legal services of the law firm of Dubon & Dubon of which director Luis E. Dubon Jr. is a partner and of McConnell, Valdes of which Mr. Samuel T. Cespedes, Secretary of the Board of Directors of the Corporation and the Bank is a partner. The amount of fees paid to Dubon & Dubon by the Corporation and its subsidiaries during 1998 fiscal year was $189,488. The amount of fees paid to McConnell Valdes did not exceed 5% of the law firm revenues for its last full fiscal year.

         The Bank has had loan transactions with the Corporation's directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms as those prevailing for comparable loan transactions with other people and subject to the provisions of the Banking Act of the Commonwealth of Puerto Rico and the applicable federal laws and regulations. The extensions of credit have not involved nor presently involve more than normal risks of collectibility or other unfavorable features.

         On February 19, 1999 Mr. Luis E. Dubon, Jr., was indicted by a Federal Grand Jury on charges of conspiracy to use the funds of Advanced Community Health Services, Inc. and Instituto del SIDA de San Juan for unauthorized personal benefits and for the unauthorized benefits of others, through a pattern of deceptive practices designed to create the appearance that the transactions were legitimate. Mr. Dubon asserts his innocence and requested a leave of absence from the Board of Directors of the Corporation and the Bank until such time as the matter is resolved. The Board has agreed to Mr. Dubon's request for a leave of absence.

                         EXECUTIVE COMPENSATION PROGRAM
        REPORT OF THE BANK'S HUMAN RESOURCES AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW

         The Bank's Human Resources and Compensation Committee ("The Human Resources Committee") consists of six non-employee directors. The Committee endeavors to keep abreast of competitive compensation practices in regard to salaries, incentive compensation and supplemental programs, that will retain top quality executive officers who will enhance shareholder value through sustained growth.

         The Human Resources Committee evaluates and recommends to the Board of Directors the Corporation's compensation policy for the Chairman of the Board, President and CEO, and Executive Officers. The Human Resources Committee considers among other factors, competitive pay practices for developing a stronger relationship between executive compensation and the Bank's long-term performance. It is kept appraised of such competitive pay practices by an independent consultant who conducts a periodical analysis of executive compensation of a peer group of financial institutions similar in size, scope and business orientation (the "Peer Group"). On an annual basis the banking peer group used by the Human Resources Committee for comparison purposes is reviewed in light of industry developments, and significant mergers/acquisitions, to ensure that it is consistent with the Corporation's size and focus. The Peer Group currently consists of twelve regional banking organizations with a retail banking emphasis.

         The Executive Compensation Program for principal officers of the Corporation's subsidiaries is set according to the industry and geographical area in which they operate, and is approved by the Board of Directors of each entity.

CHAIRMAN OF THE BOARD, PRESIDENT AND CEO, MR. RICHARD L. CARRION

         On an annual basis Mr. Carrion submits to the Corporation's Executive Committee a plan setting forth both quantitative and intangible goals applicable to each year and long-term goals. Evaluations will be made against the goals set forth in the plan.

         Therefore, the Executive Committee evaluates Mr. Carrion's performance by taking into consideration the growth of the organization, implementation of a diversification strategy, achievement of financial goals, improvements to the product and service delivery system and development of human resources. The weight and significance accorded to these factors is subjective in nature and the weight assigned to each factor in determining compensation adjustments cannot be quantified.

         Mr. Carrion participates in an annual incentive program designed to enhance achievement of short-term financial goals and to increase shareholder value. The first incentive component could represent 15% of base salary, if the net income target is met, and if the net income target is exceeded it could reach 25%. Although the threshold continues to be 100% of target, the Human Resources Committee may recommend a discretionary bonus if results obtained are at least 95% of the pre-established net income target. The second component, which is based on return on equity (ROE) and is designed to enhance an increase in shareholder value, could range from 5% to 30% of base salary, depending on the ROE obtained. Additionally, the bonus award may be increased by 25% when shareholder return exceeds 20% annually on a consecutive three year period. Total shareholder return is calculated by taking into account the compounded annual yield of the stock, considering the market appreciation, dividends received and dividend reinvestment. This third and last bonus component recognizes consistent improvement in shareholder value. The maximum total incentive bonus that may be awarded could be 68.75% of base salary if all components of the bonus program are achieved.

         For 1998, this incentive bonus was 36.59% of base salary. The first objective of net income after tax was 100% of target net income. The ROE obtained was 15.41% compared to a minimum of 15% required. Total shareholder return which was to exceed 20% annually on a consecutive three-year period, was 54.44% for the three-year period ended December 31, 1998.

EXECUTIVE OFFICERS

         The group of Executive Officers is composed of two Senior Executive Vice Presidents and seven Executive Vice Presidents, all of whom participate in the Profit Sharing, Annual Incentive and Long-Term Incentive Plans. The President and CEO sets the salary increases and the bonuses to be awarded to the Executive Officers pursuant to the incentive plans.

         The salary increase program allows discretionary salary increases based on individual performance to be twice than that based on team increases. It provides the CEO the opportunity to recognize changes in individual responsibilities and performance levels.

         Each Executive Officer participates in the Annual Incentive Plan. In 1998 a bonus of 36.59% of base salary was awarded to them. The net income after tax was 100% of target net income. The ROE obtained was 15.41% compared to a minimum of 15% required and total shareholder return which was to exceed 20% annually on a consecutive three year period, was 54.44% for the three-year period ended December 31, 1998.

                   HUMAN RESOURCES AND COMPENSATION COMMITTEE

                   Juan A. Albors                     Hector R. Gonzalez
                   Salustiano Alvarez Mendez          Alberto M. Paracchini
                   Esteban D. Bird                    Francisco M. Rexach Jr.

                                       13

                             EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by the Corporation or its subsidiaries to the ten highest paid Executive Officers of the Corporation and the two most highly compensated principal officers of the Corporation's subsidiaries for 1998.


                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION                          LONG-TERM
                                           FISCAL    -------------------          ALL OTHER     INCENTIVE PLAN
                                            YEAR    SALARY(a)    BONUS(b)       COMPENSATION(c)    PAYOUTS(d)           TOTAL
                                           -----    ---------    --------       ---------------    ----------           -----

Richard L. Carrion......................   1998     $526,667     $262,552          $ 46,134         $470,142          $1,305,495
  Chairman,                                1997      500,000      275,942            62,181           91,195             929,318
  President and CEO                        1996      475,000      399,889            56,558           55,535             986,982

David H. Chafey Jr......................   1998      393,000      194,560            35,356          281,995             904,911
  Senior Executive Vice President          1997      350,000      197,909            44,401           63,240             655,550
  of the Corporation                       1996      290,451      240,357            35,196           35,660             601,664

Jorge A. Junquera.......................   1998      384,000      189,479            34,722          281,995             890,196
  Senior Executive Vice President          1997      350,000      197,954            44,401           64,646             657,001
  of the Corporation                       1996      291,351      240,468            35,305           36,449             603,573

Larry B. Kesler.........................   1998      258,952      127,899            23,415          196,911             607,177
  Executive Vice President                 1997      235,648      132,537            29,895           51,488             449,568
  of the Corporation                       1996      207,488      168,163            25,143           29,023             429,817

Maria Isabel P. de Burckhart............   1998      244,288      120,664            22,089          190,731             577,772
  Executive Vice President                 1997      223,187      125,109            28,314           50,349             426,959
  of the Corporation                       1996      201,285      162,919            24,391           28,377             416,972

Humberto Martin.........................   1998      244,633      120,448            22,120          188,811             576,012
  Executive Vice President                 1997      225,978      127,075            28,668           48,462             430,183
  of the Corporation                       1996      198,391      161,198            24,039           27,337             410,965

Emilio E. Pinero........................   1998      224,552      110,996            20,305          178,512             534,365
  Executive Vice President                 1997      205,720      115,125            25,927           47,576             394,348
  of the Corporation                       1996      188,677      152,579            22,863           26,835             390,954

Carlos  J.  Vazquez (e) ................   1998      293,645      140,254            21,017              -0-             454,916
  Executive Vice President                 1997      207,308      179,286             1,770              -0-             388,364
  of the Corporation

Roberto R. Herencia.....................   1998      226,600      112,292            19,824              -0-             358,716
  Executive Vice President                 1997      201,667      112,248            25,584              -0-             339,499
  of the Corporation                       1996      180,000       88,366            21,782              -0-             290,148

Carlos Rom Jr...........................   1998      201,083       99,045            18,183              -0-             318,311
  Executive Vice President                 1997      184,500      104,400            23,406              -0-             312,306
  of the Corporation                       1996      155,100       74,562            18,794              -0-             248,456

Thomas J. Fitzpatrick...................   1998      301,141      925,304            75,985              -0-           1,302,430
  Former President of Equity One, Inc.     1997      300,000      867,500            79,209              -0-           1,246,709
  (a wholly-owned subsidiary of            1996      275,000      156,000            72,288              -0-             503,288
  Popular North America, Inc.)

Kenneth McGrath.........................   1998      175,000      165,200            59,000              -0-             399,200
 President of Popular Securities           1997      170,833      194,410            39,750              -0-             404,993
Incorporated (a wholly-owned subsidiary    1996      150,000      188,200            65,750              -0-             403,950
of the Corporation)

-----------------
(a)      Salaries before deductions.
(b) For the Bank's Executive Officers the bonus amount includes Christmas bonus, the bonus awarded under the Annual Management Incentive Compensation Plan and the cash portion payable under the Profit Sharing Plan of the Bank, except in 1997 for Mr. Vazquez's bonus, which does not includes a Profit Sharing bonus but rather a special bonus of $49,000 paid with the Corporation's common stock purchased in the open market. For Mr. Fitzpatrick, the amount includes the annual performance bonus and a three year long-term incentive bonus payable under his employment agreement. Mr. Fitzpatrick resigned effective October 30, 1998. For Mr. McGrath, the amount includes Christmas and performance bonus.
(c) For the Bank's Executive Officers, except for Mr. Vazquez in 1997, amount includes deferred portion awarded under the Profit Sharing Plan of the Bank, amounts accrued under the Benefit Restoration Plan, the amount from the Profit Sharing deferred and allocated to stock Plan and the Bank's matching contribution to Stock Plan, which are described on page 17 and 18. In the case of Mr. Vazquez the amount for 1997 only includes the Bank's matching contribution to Stock Plan. For Mr. McGrath, amount includes matching contribution to 1165(e) plan and a deferred portion of the performance bonus. For Mr. Fitzpatrick, these amounts represent the contribution of Equity One, Inc. pursuant to
         Section 401(k) matching and deferred compensation under Supplementary Executive Retirement Plan. As mentioned above, Mr. Fitzpatrick resigned effective October 30, 1998. All other compensation does not include the value of perquisites and other personal benefits because the aggregate amount of such benefits does not exceed lesser of $50,000 or 10% of total amount of annual salary and bonus of any named individual.
(d) For the Plan Year ended December 31, 1998, the three year average ROE target was not achieved, nor the Peer Group three year average median ROE was exceeded. However, since Popular, Inc.'s average ROE represented an improvement of 81.76% over the base year ROE compared to Peer's median ROE, the Human Resources and Compensation Committee approved a discretionary bonus of 25% of the total stock awarded at the beginning of the Plan Year, including dividends and adjusted for the stock splits. On March 11 and 12 of 1999, 48,988 common shares were purchased in the open market at an average price of $34.91. All Executive Officers selected to defer the incentive payment, except Mr. Larry B. Kesler. The alternative to defer is an amendment to the original Plan that was approved by the Board of Directors in December 1996.
(e) Information presented for 1998, 1997 and 1996, except for Mr. Carlos J. Vazquez who was appointed Executive Officer in 1997. No disclosure for 1996 is required with respect to this officer.

LONG-TERM INCENTIVE PLAN

         The Board of Directors approved in 1994 the Senior Executive Long-Term Incentive Plan to encourage long-term corporate performance and objectives. A set percentage of the base salary of each participant at the beginning of each Plan Year, is used to determine the dollar amount to be divided by an average closing price of the Corporation's common stock for the Incentive Payment. The incentive payment shall be made in common stock of the Corporation. All common stock to be awarded under this program is purchased in the open market.

         This Long-Term Incentive Plan divides the incentive payment as follows: 75% based on the attainment of a pre-established three-year average ROE objective for the performance period and 25% based on the achievement of an average ROE greater than the Peer Group's three-year average median ROE.

    Since 1996 up to 1998, awards of performance shares under the Long-Term Incentive Plan were granted to the Executive Officers as set forth below:

                           LONG-TERM INCENTIVE AWARDS

                                                                                  ESTIMATED FUTURE PAYOUTS
                                                                                NON-STOCK PRICE BASED PLANS
                                                                                     NUMBER OF SHARES
                                            NUMBER       PERFORMANCE                 ----------------
                                              OF           PERIOD
NAME                          YEAR        SHARES(a)      UNTIL PAYOUT      THRESHOLD        TARGET     MAXIMUM
----                          ----        ---------      ------------      ---------        ------     -------

Richard L. Carrion..........  1998        10,093.14     1/1/98-12/31/00       --          10,093.14    20,186.28
                              1997        15,391.20     1/1/97-12/31/99       --          15,391.20    30,782.40
                              1996        12,634.56     1/1/96-12/31/98       --          12,634.56    25,269.12

David H. Chafey Jr. ........  1998         8,066.44     1/1/98-12/31/00       --           8,066.44    16,132.88
                              1997        11,081.70     1/1/97-12/31/99       --          11,081.70    22,163.40
                              1996         7,580.74     1/1/96-12/31/98       --           7,580.74    15,161.48

Jorge A. Junquera...........  1998         7,848.42     1/1/98-12/31/00       --           7,848.42    15,696.84
                              1997        11,081.70     1/1/97-12/31/99       --          11,081.70    22,163.40
                              1996         7,580.74     1/1/96-12/31/98       --           7,580.74    15,161.48

Carlos J. Vazquez ..........  1998         6,050.84     1/1/98-12/31/00       --           6,050.84    12,101.68

Larry B. Kesler.............  1998         5,300.22     1/1/98-12/31/00       --           5,300.22    10,600.44
                              1997         7,415.04     1/1/97-12/31/99       --           7,415.04    14,830.08
                              1996         5,292.98     1/1/96-12/31/98       --           5,292.98    10,585.96

Maria Isabel P. ............  1998         5,000.08     1/1/98-12/31/00       --           5,000.08    10,000.16
  de Burckhart                1997         6,995.16     1/1/97-12/31/99       --           6,995.16    13,990.32
                              1996         5,127.00     1/1/96-12/31/98       --           5,127.00    10,254.00

Humberto Martin.............  1998         4,989.44     1/1/98-12/31/00       --           4,989.44     9,978.88
                              1997         7,110.76     1/1/97-12/31/99       --           7,110.76    14,221.52
                              1996         5,075.84     1/1/96-12/31/98       --           5,075.84    10,151.68

Roberto R. Herencia.........  1998         4,657.38     1/1/98-12/31/00       --           4,657.38     9,314.76
                              1997         6,341.20     1/1/97-12/31/99       --           6,341.20    12,682.40

Emilio E. Pinero............  1998         4,596.12     1/1/98-12/31/00       --           4,596.12     9,192.24
                              1997         6,430.00     1/1/97-12/31/99       --           6,430.00    12,860.00
                              1996         4,798.46     1/1/96-12/31/98       --           4,798.46     9,596.92

Carlos Rom Jr. .............  1998         4,103.88     1/1/98-12/31/00       --           4,103.88     8,207.76
                              1997         5,848.68     1/1/97-12/31/99       --           5,848.68    11,697.36

(a) The number of shares have been adjusted to reflect the stock splits of one share for each share outstanding effected in a form of a dividend, effective July 1, 1996 and 1998, as applicable.

         The share awards shown above are payable at the end of each three-year performance period if objectives are attained. Dividends that would be payable on the shares of stock, if they were held by the Executive Officers, will be credited and become part of the Incentive Payment. At the option of the participant, a portion equal to the estimated tax due with respect to the incentive payments of the awards may be paid in cash.

         If the Corporation's target is met or exceeded, the share payments corresponding to the Corporation's and Peer Group's goals are increased separately by a leverage factor that cannot exceed two times the target share amounts.

         Even if the ROE for the Corporation does not equal or exceed the Peer three-year average median ROE, the Human Resources and Compensation Committee, at its own discretion, may recommend the distribution of 25% of the targeted bonus if the results attained for the Plan Year average represent an improvement of no less than 25% over the base year.

         For the Plan Year ended December 31, 1998, the three year average ROE target was not achieved, nor the Peer Group three year average median ROE was exceeded. However, since Popular, Inc.'s average ROE represented an improvement of

81.76% over the base year ROE compared to Peer's median ROE, the Human Resources and Compensation Committee approved a discretionary bonus of 25% of the total stock awarded at the beginning of the Plan Year, including dividends and adjusted for the stock splits. On March 11 and 12 of 1999, 48,988 common shares were purchased in the open market at an average price of $34.91. All Executive Officers selected to defer the incentive payment, except Mr. Larry Kesler. This alternative is an amendment to the original Plan that was approved by the Board of Directors in December 1996.

OTHER INCENTIVE COMPENSATION PLANS

         The Bank has an Annual Management Incentive Plan for different management levels. Under this Plan, incentive bonuses are based on individual performance as well as the Corporation or Bank's performance, measured by net income and ROE. The weight assigned to the Corporation or the Bank's performance objectives varies according to management level, but the weight of individual performance applies equally to all managers participating.

         The Bank also has an Excellence in Performance Program in which all employees participate. This program rewards employees for extraordinary personal contributions that are nonrecurring in nature, typically not recognizable through merit or promotional salary action, and clearly recognized as such by management and peers alike.

         Additionally, the Bank has several functional incentive programs that reward employees' productivity in specific areas.

PROFIT SHARING PLAN OF THE BANK

         All officers and regular monthly salaried employees of the Bank as of January 1, 1976, or hired after that date, are active participants in the Bank's operating earnings under the yearly Profit Sharing Plan, as of the first day of the calendar month following completion of one year of service.

         Under this plan the Bank's annual contribution is determined by the Board of Directors based on the profits of the Bank for the year. The amount allocated to each officer or employee is based on his or her earned salary for the year. The total amount contributed for the year 1998 was $22,992,801. The total awarded is 40% contributed to the Profit Sharing Plan, 10% to the Stock Plan and the remainder 50% is paid in cash. However, this year the officers and employees could elect to increase his (her) contribution to the Stock Plan up to 15%, as a result of this election 38% was contributed to the Profit Sharing Plan and 12% to the Stock Plan.

BENEFIT RESTORATION PLAN OF THE BANK

         The Internal Revenue Service (IRS) set a limit of $160,000 as the amount of compensation that may be considered in calculating future retirement payments from qualified pension plans. This limit applies to the Bank's Retirement Plan, Profit Sharing and Stock Plan.

         The Board of Directors has approved a "Benefit Restoration Plan" for those officers whose annual compensation is higher than the established limit. This non-qualified plan will provide those benefits that cannot be accrued under the Bank's Retirement and Profit Sharing Plan, which are qualified plans. Benefits under the Benefit Restoration Plan shall be equal to the account balance that would be provided under the Profit Sharing Plan and equal to the benefits that would have been accrued under the Retirement Plan. The Plan is unfunded.

RETIREMENT PLAN OF THE BANK

         The Bank has a noncontributory, defined benefit Retirement Plan covering substantially all regular monthly employees. Monthly salaried employees are eligible to participate in the Plan following the completion of one year of service and 21 years of age. Pension costs are funded in accordance with the minimum funding standards under the Employee Retirement Income Security Act ("ERISA").

         The basis for the Retirement Plan formula is Total Compensation, which includes Christmas Bonus, incentives, overtime, differentials, Profit Sharing cash bonuses and any other compensation received by the employees. Benefits are paid on the basis of a straight life annuity plus supplemental death benefits and are not reduced for Social Security or other payments received by participants.

         Normal retirement age at the Bank is a combination of years of age and completed years of service totalling 75. Early retirement is at 55 years of age with 10 years of service. Employees with 30 years of service or more are provided with a retirement benefit of 40% of Total Compensation. Benefits are reduced only if the employee retires before age 55. Benefits are subject to the U.S. Internal Revenue Code limits on compensation and benefits.

         The following table sets forth the estimated annual benefits that would become payable under the Retirement Plan and the Benefit Restoration Plan based upon certain assumptions as to total compensation levels and years of service. The amounts payable in this table are not necessarily representative of amounts that may actually become payable under the plans. The amounts represent the benefits upon retirement on December 31, 1998, of a participant at age 65.

           TOTAL
        COMPENSATION                   ESTIMATED ANNUAL BENEFITS / YEARS OF SERVICE
--------------------------------------------------------------------------------------------------------

                                   15              20              25               30               35
                                   ---             ---             ---              ---              ---
         $1,400,000             $256,000        $357,000        $459,000        $560,000         $560,000
          1,300,000              237,000         332,000         426,000         520,000          520,000
          1,200,000              219,000         306,000         393,000         480,000          480,000
          1,100,000              201,000         281,000         360,000         440,000          440,000
          1,000,000              183,000         255,000         328,000         400,000          400,000
            900,000              164,000         230,000         295,000         360,000          360,000
            800,000              146,000         204,000         262,000         320,000          320,000
            700,000              128,000         179,000         229,000         280,000          280,000
            600,000              110,000         153,000         197,000         240,000          240,000
            500,000               91,000         128,000         164,000         200,000          200,000
            400,000               73,000         102,000         131,000         160,000          160,000
            300,000               55,000          77,000          98,000         120,000          120,000

         The 1998 total compensation and estimated years of service at age 65 for the ten highest paid key policy-making Executive Officers of the Corporation are as follows.

                                                          ESTIMATED
                                          1998             YEARS OF
                                          TOTAL            SERVICE
                                       COMPENSATION       AT AGE 65
                                       ------------       ---------
Richard L. Carrion                     $1,305,000            41.6
David H. Chafey Jr                        905,000            38.6
Jorge A. Junquera                         890,000            41.5
Larry B. Kesler                           607,000            16.5
Maria Isabel P. de Burckhart              578,000            28.3
Humberto Martin                           576,000            40.1
Emilio E. Pinero                          534,000            43.2
Carlos J. Vazquez                         455,000            26.4
Roberto R. Herencia                       359,000            31.7
Carlos Rom Jr                             318,000            35.2


STOCK PLAN OF THE BANK

         The Bank has adopted two Stock Plans, one covering employees of the Bank in Puerto Rico and another covering employees of the Bank in the U.S., and the British and U.S. Virgin Islands. All regular monthly salaried employees are eligible to participate in the Stock Plans following the completion of three-months of service.

         The Bank may contribute a discretionary amount based on the profits of the Bank for the year, which is allocated to each officer or employee based on his or her basic salary for the year, as determined by the Board of Directors. The Stock Plans also allow employees to voluntarily elect to defer a predetermined percentage not to exceed 10% of their pre-tax base compensation (after tax in the British Virgin Islands) up to a maximum amount as determined by the applicable tax laws.

The Bank will match 50% of the amount contributed by a participant up to a maximum of 2% of the participant's annual base salary.

         All contributions to the Stock Plans will be invested in shares of common stock of the Corporation which are purchased in the open market.

                                 POPULAR, INC.
                               PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return during the measurement period with the cumulative total return, assuming reinvestment of dividends, of the National Association of Securities Dealers Automated Quotation (NASDAQ) Stock Market Index and the NASDAQ Bank Composite Index.

         The cumulative total shareholder return was obtained by dividing (i) the cumulative amount of dividends per share, assuming dividend reinvestment, since the measurement point, December 31, 1993 plus (ii) the change in the per share price since the measurement date, by the share price at the measurement date.

                Comparison of Five Year Cumulative Total Return
                        Total Return as of December 31,
                           (December 31, 1993 = 100)

COMPANY/INDEX             BASE                                INDEXED RETURNS ADJUSTED TO BASE PERIOD
                         PERIOD         12/31/93        12/21/94        12/31/95       12/31/96       12/31/97      12/31/98

POPULAR, INC.**            7.875             100         92.4404        131.2681       231.6418        345.232      481.2323
NASDAQ BANKS COMPOSITE   241.193             100        99.63598        148.3832       195.9083       328.0178       324.902
NASDAQ STOCK MARKET      249.861             100        97.75195        138.2561       170.0149       208.5796       293.209

                         INDEPENDENT PUBLIC ACCOUNTANTS

         On July 1, 1998 Price Waterhouse merged with and into Coopers & Lybrand. The name of the resulting public accountants firm is PricewaterhouseCoopers.

         The Board of Directors intends to retain the services of PricewaterhouseCoopers as the independent auditors of the Corporation for the year 1999. Price Waterhouse had served as independent auditors of the Bank since 1971 and of the Corporation since May 1991, when it was appointed by the Board of Directors.

         Representatives of PricewaterhouseCoopers will attend the Stockholders Meeting and will be available to answer any questions that may arise; they will also have the opportunity to make a statement if they so desire.

                           INCORPORATION BY REFERENCE

         The audited financial statements, certain supplemental financial information and the Management Discussion and Analysis of Financial Condition and Results of Operations included in the Corporation's Annual Report to Stockholders for the year ended December 31, 1998, which accompany this Proxy Statement are hereby incorporated by reference herein. In addition, all documents filed by the Corporation pursuant to Section 13(a) of the Securities Exchange Act of 1934 subsequent to the date of this Proxy Statement and prior to the Annual Meeting shall be deemed to be incorporated by reference herein.

           PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 2000
                         ANNUAL MEETING OF STOCKHOLDERS

         Stockholders' proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Corporate Secretary, at its principal executive offices, Popular Center Building, San Juan, Puerto Rico, 00918, not later than November 24, 1999 for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to the 2000 Annual Meeting of Stockholders.

                                 OTHER MATTERS

         Management does not know of any other matters to be brought before the Meeting other than those described previously. Proxies in the accompanying form will confer discretionary authority to Management with respect to any such other matters presented at the meeting.

         To avoid delays in ballot taking and counting, and in order to assure that your Proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: upon signing a Proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one recordholder, all should sign.

         Whether or not you plan to attend the Meeting, it is very important that your shares be represented and voted in the Meeting. Accordingly, you are urged to properly complete, sign, date and return your Proxy Card or vote by telephone or by Internet.

San Juan, Puerto Rico, March 22, 1999



     RICHARD L. CARRION                              SAMUEL T. CESPEDES
Chairman of the Board, President                          Secretary
and Chief Executive Officer

YOU MAY REQUEST A COPY OF THE FORM 10K ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY CALLING (787) 765-9800 OR WRITING TO AMILCAR JORDAN, SENIOR VICE PRESIDENT, BANCO POPULAR DE PUERTO RICO, PO BOX 362708, SAN JUAN, PR 00936-2708.


[POPULAR, INC LOGO]                                         IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR
                                                              MAIL, PLEASE READ THE INSTRUCTIONS BELOW

c/o BANCO POPULAR de PUERTO RICO                            Popular, Inc. encourages you to take advantage of new and
TRUST DIVISION                                              convenient ways to vote your shares for matters to be covered at
PO BOX 362708                                               the 1999 Annual Meeting of Stockholders. Please take the
SAN JUAN, PR 00936-2708                                     opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

                                                            VOTE BY PHONE - 1-800-690-6903
                                                            Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your
                                                            12-digit Control Number, which is located above, and then follow the simple instructions the Vote Voice provides you.

                                                            VOTE BY INTERNET WWW.PROXYVOTE.COM
                                                            Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located above, to obtain your records and create an electronic ballot.

                                                            VOTE BY MAIL
                                                            Please mark, sign, date and return this card promptly using the enclosed postage pre-paid envelope to: Banco Popular de Puerto
                                                            Rico, Trust Division, P.O. Box 362708, San Juan, Puerto Rico 00936-2708.
                                                            No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.





TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS;               POPULA                 KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY


-----------------------------------------------------------------------------------------------------------------------------------
[POPULAR, INC. LOGO]                     PROXY



The Board recommends a vote for                     For   Withhold  For All   To withhold authority to vote, mark "For All Except"
the nominees listed below:                          All     All     Except    and write the nominee's number on the line below.
ELECTION OF DIRECTORS - Nominees:
1) Juan J. Bermudez, 2) Francisee J. Carroras,
2) Richard L. Carrion, 4) David H. Chafey Jr.,      [ ]     [ ]       [ ]     ---------------------------------------------------
5) Antonio Luts Ferre, 6) Alberto M. Paracchini,
7) Felix J. Serralles, Jr.







This proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Richard L. Carrion, Jorge A. Junquera and David H. Chafey Jr. or any or more of them as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated above all the shares of common stock of Popular, Inc. held of record by the undersigned on March 8, 1999, at the Annual Meeting of Shareholders to be held at the Centro Europe Building, 1492 Ponce de Leon Avenue, 3rd Floor, San Juan, Puerto Rico, on April 27, 1999, at 10:00 a.m. or at
any adjournments thereof. The Proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

                           PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
           NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES, PUERTO RICO OR THE U.S. VIRGIN ISLANDS. PLEASE SIGN AS YOUR
                            NAMES APPEAR ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN.
                                                   (VEA AL DORSO TEXTO EN ESPANOL)

-------------------------------------------                                               ------------------------------------------


-------------------------------------------                                               ------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)    Date                                                Signature (Joint Owners)          Date
------------------------------------------------------------------------------------------------------------------------------------